EXHIBIT 23.9

Consent of Thom Seal

I hereby consent to the incorporation by reference in Midway Gold Corp.’s (the “Company”) Registration Statement on Form S-8, of references to my name and to the use of the technical report titled “Golden Eagle Project, Washington State, USA, Technical Report” dated July 2009, included in or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Thom Seal, Ph.D., P.E., Q.P.

Thom Seal

August 9, 2013